Exhibit 4.85
[Translated from the original Chinese version]
SHENZHEN NEWLAND SECURITIES INVESTMENT AND ADVISORY CO., LTD.
SHARE TRANSFER AGREEMENT
SEPTEMBER 16, 2008

TABLE OF CONTENTS

1 DEFINITIONS AND INTERPRETATIONS		4
1.1	Definitions	4
1.2	Interpretations	7
2 TRANSFER OF SHAREHOLDER’S EQUITY AND CONSIDERATION		8
2.1	Transfer of Shareholder’s Equity	8
2.2	Consideration	8
3 REPRESENTATIONS AND WARRANTIES		8
3.1	Transferors’ Representations and Warranties	8
3.2	Transferees’ Representations and Warranties	9
3.3	Liabilities	9
4 CLOSING CONDITIONS AND UNDERTAKINGS		9
4.1	CLOSING CONDITIONS	9
4.2	Undertakings	11
5 POST-CLOSING WARRANTIES AND UNDERTAKINGS		11
5.1	Post-Closing Warranties	11
5.2	Undertakings	12
6 CONFIDENTIALITY AND EXCLUSIVITY		12
6.1	Confidentiality	12
6.2	Exclusivity	13
7 BREACH OF AGREEMENT		13
7.1	General Provisions	13
7.2	Penalties for Transferors	13
8 TERMINATION OF AGREEMENT		13
8.1	Termination of Agreement	13
8.2	Legal Effect of Termination	14
9 GOVERNING LAW AND DISPUTE RESOLUTION		14
9.1	Governing Law	14
9.2	Dispute Resolution	14
10 FORCE MAJEURE		15
10.1	Event of Force Majeure	15
10.2	Consequence of Force Majeure	15
10.3	Notice of Force Majeure	15
11 NOTICE		15
12 MISCELLANEOUS PROVIONS		16
12.1	Taxes and Fees	16
12.2	Entire Agreement	16
12.3	Amendment, Revision and Abandonment	16
12.4	Effectiveness	16
12.5	Counterpart	16
APPENDIX 1 TRANSFERORS’ REPRESENTATIONS AND WARRANTIES		18
APPENDIX 2 TRANSFEREES’ REPRESENTATIONS AND WARRANTIES		25
APPENDIX 3 DETAILED INFORMATION OF THE COMPANY		26
APPENDIX 4 DISCLOSURE SCHEDULE		28
APPENDIX 5 RESTRUCTURING PRIOR TO CLOSING		29
APPENDIX 6 TERMINATION AGREEMENTS		30

SHARE TRANSFER AGREEMENT
          This SHARE TRANSER AGREEMENT (hereinafter referred to as the “Share Transfer Agreement” or the “Agreement”) is entered into by the following parties on September 16, 2008 in Beijing, the People’s Republic of China (hereinafter referred to as “PRC” or “China”):
          PARTY A: LINGHAI MA
          I.D. NO.: 210821197010201014
          Address: 10/F of Block 4, Saige Technology Park, Huaqiang North Road, Futian, Shenzhen, Guangdong, PRC
          PARTY B: LIN YANG
          I.D. NO.: 371100197603010016
          Address: 9/F of Tower C, Corporate Square, No.35 Financial Street, Xicheng District, Beijing, PRC
          PARTY C: SHENZHEN GUOXUAN CAPITAL HOLDING CO., LTD.
          Registered Address: Room 1603, 16/F, B Block, Changxing Mansion, Huaqiang North Road, Futian, Shenzhen, Guangdong, PRC
          Legal Representative: BO LIU
          PARTY D: LABOR UNION COMMITTEE OF SHENZHEN NEWLAND SECURITIES INVESTMENT AND ADVISORY CO., LTD
          Registered Address: 21/F of Tower B, The Pavilion, No. 4002 Huaqiang North Road, Futian, Shenzhen, Guangdong, PRC
          Legal Representative: QIN LI
          PARTY E: ZHAOWEN LI
          I.D. NO.: 440301194711195514
          Address: Suite 1-103 of Block 45, Lianhua 1 Village, Caitian Road, Futian, Shenzhen, Guangdong, PRC
          PARTY F: SHIQIN WANG
          I.D. NO.: 440301195211234139
          Address: Room 305 of Block 7, Yitian Garden, Futian, Zhenzhen, Guangdong, PRC
WHEREAS:
A.	Party C holds 77.5% of the shares of Shenzhen Newland Securities Investment and Advisory Co., Ltd. (hereinafter referred to as “Newland” or the “Company”); Party D, Party E and Party F hold 17.5%, 2.5% and 2.5% of the shares of the Company, respectively.

B.	The Company holds 90% of the shares of Shenzhen Stock Market Trend Analysis Magazine Co., Ltd. (the “Stock Market Analysis”); the Institute of Shareholding Economy & Securities Market of the China Development Academy (Shenzhen, China) holds 10% of the shares of the Stock Market Analysis.

C.	Newland holds 100% of the ownership interests in Shenzhen Newland Securities Investment Training Centre (the “Training Centre”).

D.	The Company holds 40% of the shares of Chongqing Newland Assets Management Co., Ltd. (the “Chongqing Newland”).

E.	Upon the Closing of the Restructuring (as defined below) of the Company, the transferees intend to purchase 100% of the shares of the Company.

F.	The transferors agree to transfer 100% of the shares of the Company to the transferees.
NOW THEREFORE, in accordance with the principle of equality and mutual benefit and after friendly negotiation, the parties hereby enter into the following agreements with respect to the transfer of the shares of the Company pursuant to the Company Law of the People’s Republic of China.
1 DEFINITIONS AND INTERPRETATIONS
1.1 Definitions
The following terms as used in this Agreement shall have the meanings set forth below unless otherwise specified herein:
(1)	“Agreement” refers to this Share Transfer Agreement.

(2)	“Transferors” refer to Party C, Party D, Party E and Party F, representing all shareholders of the Company.

(3)	“Transferees” refer to Party A and Party B.

(4)	“Company” or “Newland” refers to Shenzhen Newland Securities Investment and Advisory Co., Ltd., a limited liability company duly organized and validly existing under the PRC law, with a registered capital of RMB 10,000,000.

(5)	“Training Centre” refers to Shenzhen Newland Securities Investment Training Centre, a private non-enterprise entity (legal person) duly organized and validly existing under the PRC law, with a registered capital of RMB 100,000.

(6)	“Institute” refers to the Institute of Shareholding Economy & Securities Market of the China Development Academy (Shenzhen, China).

(7)	“Stock Market Analysis” refers to Shenzhen Stock Market Trend Analysis Magazine Co., Ltd., a limited liability company duly organized and validly existing under the PRC law, with a registered capital of RMB 1,000,000.

(8)	“Chongqing Newland” refers to Chongqing Newland Assets Management Co., Ltd.

(9)	““Parties” refer to the signing parties of this Agreement and their successors, transferees and authorized representatives; “Party” refers to any of the above mentioned parties.

(10)	“Shareholder’s Equity” refers to stock right and shareholder credit that a shareholder has on a company and other rights and interests thereon, including without limitation shareholder’s right to share profits and the creditor’s right to claim for the return of principal and interests.

(11)	“Consideration” shall have the meaning as set forth in Article 2.2 hereof.

(12)	“Advance Payment” shall have the meaning as set forth in Article 2.2 hereof.

(13)	“Transaction Deposit” shall have the meaning as set forth in Article 2.2 hereof.

(14)	“Closing Condition” shall have the meaning as set forth in Article 4.1 hereof.

(15)	“Undertaking” shall have the meaning as set forth in Article 4.2 hereof.

(16)	“Closing Date” shall have the meaning as set forth in Article 2.2 hereof.

(17)	“Pay Day for Transaction Deposit” shall have the meaning as set forth in Article 2.2 hereof.

(18)	“Effective Date” means the date on which this Agreement is signed and sealed by all Parties, their legal representatives or duly authorized representatives.

(19)	“Contractual Obligations” means, with respect to a person, any and all provisions on securities or bills issued by such person, or any and all provisions of the agreements, commitments,

contracts, licenses, debts, leases, covenants, guarantees, trusts, purchase orders, undertakings or other contractual arrangements to which such person is one party or by which such person’s property is bound.
(20)	“Transaction Documents” refer to this Agreement and any other documents in connection with the transaction contemplated hereunder.

(21)	“Former Contracts” shall have the meaning as provided in Article 4.1(6) hereof.

(22)	“Registered Trademarks” means the registered trademark (Registration No.:947892) and the registered trademark (Registration No.:951808) owned by the Company and granted by the Trademark Bureau of State Administration of Industry and Commerce on February 21, 1997.

(23)	“Securities Consultancy License” means the qualification license of the Company for securities investment consultancy business (no. ZX0078 of) issued by China Securities Regulatory Commission on January 19, 2004.

(24)	“Non-Enterprise Registration Certificate” means the Non-Enterprise Entity Registration Certificate (Legal Person) (Minzhengzi No. 010168) of the Company issued by Shenzhen Municipal Civil Affair Department on May 15, 2008.

(25)	“License for Private School” means the License for Privately School (Jiaomin No. 4403007000073) of the Company issued by Shenzhen Municipal Education Bureau on July 1, 2007.

(26)	“Restructuring” means the restructuring prior to the Closing Date as described in Appendix 5 hereof.

(27)	“Material” means that an event will be deemed as “material” if it will have an effect on the Company’s business, assets (including non-fixed assets), liabilities, financial condition, properties, operation results/projections to the extent that 5% or more of the net profit or loss of the Company as of the Accounting Date will be affected.

(28)	“Material Adverse Effect” means that an event will be deemed to have a material adverse effect if it have an effect on the Company’s business, assets (including non-fixed assets), liabilities, financial condition, properties, operation results/future to the extent that 5% or more of the net profit or loss of the Company as of the Accounting Date will be affected.

(29)	“Confidential Information” shall have the meaning as set forth in Article 6.1 hereof.

(30)	“Control” (including controlling, being controlled or under common control) means a relationship between two Entities wherein one Entity has the ability, through the ownership of securities with voting rights, contract or otherwise, to manage the affairs of, or to affect significantly the business decisions of the other Entity.

(31)	“Subsidiaries” means any entities or branches directly or indirectly controlled by the Company;

(32)	“Entity” means any individual, company, organization, partnership, trust, association (whether incorporated or not), equity joint venture, stock company, limited liability company, governmental department or other type of entities or organizations, and their successors (by merger or otherwise).

(33)	“Related Party” means, with respect to an Entity, another Entity which directly or indirectly controls such Entity, or which is controlled by such Entity, or which is under common control with such Entity.

(34)	“Related Person” means, (1) any shareholder of the Company and its Subsidiaries; (2) any board member of the Company and its Subsidiaries; (3) any senior management staff of the Company and its Subsidiaries; (4) immediate family of any 5% Shareholder or board member of the Company and its Subsidiaries; and (5) any Entity in which any board member, senior management or 5% Shareholder of the Company and its Subsidiaries has interests (not including negatively holding less than 1% of stocks of a listed company).

(35)	“Accounting Date” means the cutoff date on which the Transferors shall provide the Transferees the latest financial statements pursuant to Article 7.1 of Appendix I hereof.

(36)	“Assets” means assets, rights and privileges of any nature, including without being limited to the rights, intellectual properties and equipment with respect to the contractual obligations.

(37)	“Share Capital” means all shares, interests, options, rights or other equivalents with regard to any Entity (no matter in what name they are and whether they are granted with voting rights), the share capital of such Entity (including but not limited to common stock and preferred stock) and any right, guarantee or option which is traded or converted to share capital.

(38)	“Contingent Obligations” means, with regard to any Entity, any direct or indirect liabilities it assumes, whether it is contingent or not, based on the liability, lease, stock interests, guarantee, letter of credit or other obligations (whether it is contractual obligation or otherwise, i.e. “Major Obligations”) of another Entity (“Major Obligator”), including: (a) purchase, repurchase or otherwise acquire such Major Obligations or any properties which constitute direct or indirect guarantee, (b) pay in advance or make any prepayment so as to (i) pay off or exempt from any of such Major Obligations, or (ii) retain the Major Obligator’s working capital or stock capital, or maintain the Major Obligator’s net value of capital, solvency, any item on balance sheet, income level or financial conditions, (c) purchase property, securities or service mainly to assure creditor the Major Obligator’s solvency to such Major Obligation, or (d) guarantee or indemnify creditor of Major Obligation it will not be liable for loss and non-performance of obligations.

The amount of any Continent Obligation shall be equivalent to the agreed or confirmed amount of Major Obligation; if it is not agreed or confirmed, the amount of Continent Obligation shall be equivalent to the maximum reasonably predictable liabilities for the Major Obligation.

(39)	“Contractual Obligations” means, with respect to a person, any and all provisions on securities or bills issued by such person, or any and all provisions of the agreements, commitments, contracts, licenses, debts, leases, covenants, guarantees, trusts, purchase orders, undertakings or other contractual arrangements to which such person is one party or by which such person’s property is bound.

(40)	“Disclosure Schedule” means the disclosure checklist that the Transferors provide to the Transferees, in the form and contents to the Transferees’ satisfactory.

(41)	“Financial Statements” shall have the meaning as set forth in Article 7.1 of Appendix 1 hereof.

(42)	“5% Shareholder” means any Entity that owns, holds or has interests in 5% or more of the voting right to select the board members of another entity;

(43)	“Liabilities” means, with respect to any Entity, (a) such Entity’s debts arising out of borrowing (including, without limitation, the repayment or other obligations in connection with guaranteed securities, letters of credit and bank acceptance); (b) the obligation to pay for any deferred properties or services, excluding the payable amount and accountable commercial or transaction liabilities arising during normal business activities; (c) the payment obligation for interest, bank note transactions, ceiling-floor agreements, whether it is regular or contingent; (d) all debts in connection with the conditional sales or other retained ownership agreements the Entity has entered into for obtaining properties (even though the seller or lender’s rights or remedies under such agreements in the event of a default will only be limited to repossession or resale of such properties); (e) all obligations of such Entity under lease agreements that have been or should be recorded as capital lease pursuant to international accounting standards; (f) all liabilities of such Entity in connection with privileged security interests on the properties or assets owned or controlled by the Entity (excluding the privilege enjoyed by the lessors under lease arrangements other than those listed in above (e)), no matter whether the secured debts have been undertaken by the Entity, or whether they can be claimed against the Entity); and (g) any Contingent Obligations undertaken by such Entity.

(44)	“Litigation” means any lawsuit, case, proceeding, complaint, investigation, inquiry, claim, prosecution, action, arbitration and administrative or criminal proceedings.

(45)	“Intellectual Property” means (i) patents, trade marks, service marks, logos, get-up, trade names, rights in design, inventions, copyrights (including rights in computer software with respect to both object and source code) and moral rights, rights in data, database rights, semi-conductor topography rights, utility models, rights in know-how, rights in trade secrets, proprietary information and other proprietary materials and other intellectual property rights, in each case whether registered or unregistered and including applications and rights to apply for registration, (ii) all rights or forms of protection having equivalent or similar effect or nature as or to those in paragraph (i) of this definition which now or in the future may subsist anywhere in the world and (iii) the right to sue for past, present or future infringement of any of the foregoing rights.

(46)	“Privileges” means trust, pledge, mortgage, transfer, encumbrance and right of priority of any kind or nature.

(47)	“PRC” or “China” means the People’s Republic of China, for the purpose of this Agreement, shall not include Hong Kong, Macao and Taiwan.

(48)	“Senior Management” means the managerial personnel of the Company and the Training Centre;

(49)	“Law” means, with respect to any person, any law, decree, treaty, rule, regulation, right, right of priority, qualification, license, privilege, decision of the arbitrator, court, governmental authority or stock exchange that is applicable to or bound to such person or his properties, or in connection with any or all transaction contemplated hereunder.

(50)	“Governmental Authority” means any governmental authority of the People’s Republic of China or any subdivision thereof, whether national, provincial, regional or local, and any ministry, department, agency, entity or other body exercising executive, legislative, regulatory or administrative functions of such government of the People’s Republic of China or its subdivisions.

(51)	“Tax” means all forms of taxes whether levied by reference to income, profits, gains, asset values or other reference and statutory, governmental or state impositions, duties, contributions, rates and levies, imposed by PRC government and other governments with jurisdictions and their local counterparts at municipal, regional or provincial level, by way of a withholding or deduction for or on account of tax or otherwise, and all penalties, charges, costs and interest relating thereto.
1.2 Interpretations
(1)	The whereas clauses and the appendixes hereof are integral parts of this Agreement and shall have the same effect as if they are put in the context of this Agreement. Any reference to this Agreement shall be construed as a reference to the Agreement as supplemented, amended and modified from time to time, and together with the whereas clause, footnotes and appendixes thereof.

(2)	The word “Agreement” shall refer to the entire agreement rather than any clause, appendix or part thereof. Unless otherwise indicated in the context, the clauses or appendixes of this Agreement shall refer to the relevant clauses or appendixes thereof.

(3)	The headings of articles and appendixes herein are provided only for the purpose of easy reference and shall in no event restrict or affect the interpretation of the terms herein.

(4)	Any reference to law, regulations and regulatory documents in this Agreement shall be construed as a reference to such law, regulations and regulatory documents as amended and reenacted from time to time.

(5)	In the event that an act or measure should be taken within or after a period, when calculating such period, the respective start date and end date shall not be counted in. If the last day of such period falls into a non-business day, then the period shall expire on the next following business day.

(6)	In the event that this Agreement expressly provides that a party should perform or undertake any obligations hereof, such obligations shall be construed as all the rights and control right (direct or indirect) to request such party to perform all it can do with respect to the matters of other parties so as to ensure the performance of such obligations.
2 TRANSFER OF SHAREHOLDER’S EQUITY AND CONSIDERATION
2.1 Transfer of Shareholder’s Equity
(1)	Restructuring
The Transferors agree to complete and cause the Company to complete all the Restructuring matters as set forth in Appendix 5 hereof.
(2)	Share Transfer
The Transferors hereby sell and transfer to the Transferees, and the Transferees hereby purchase and accept from the Transferors 100% of the Shareholder’s Equity in the Company.
In particular, Party C, Party E and Party F will transfer 77.5%, 2.5% and 2.5% shares of the Company to Party A respectively, and after the transfers, Party A will hold 82.5% shares of the Company; Party D will transfer 17.5% shares of the Company to Party B, after the transfer, Party B will hold 17.5% shares of the Company.
2.2 Consideration
Unless otherwise provided in this Agreement, the Parties agree the Consideration for the Transaction contemplated hereunder shall be RMB 13,800,000 and be paid as follows:
(1)	Deposit
Within three (3) working days after all Parties sign on this Agreement, the Transferees shall pay RMB 500,000 to the bank account designated by the Transferors as the security for performance of this Agreement (“Deposit”). Upon the Closing, the Deposit shall be set off against the Consideration.
(2)	Closing Date
As of September 20, 2008 or a later date agreed by all Parties (“Closing Date”), on the condition that the Transferees have satisfied all Closing Conditions as prescribed in Article 4 hereof, the Transferees shall pay RMB 12,500,000 in a lump sum to the bank account designated by the Transferors.
(3)	Earnest Money
The remaining amount (RMB 800,000) of the total Consideration shall be deemed as the transaction deposit (“Transaction Deposit”), which shall be paid by the Transferees to the bank account designated by the Transferors within five (5) working days (“Pay Day for Transaction Deposit”), provided all Closing Conditions as prescribed in Article 4 hereof have been satisfied. Within one (1) year from the Closing Date, if any or all of the circumstances as provided in Article 4.2 occur, which cause damages/losses to the Company, or the Company is requested to make any payment, the Transferees shall be entitled to deduct the amount from the Transaction Deposit, and pay the balance of Transaction Deposit to the bank account designated by the Transferors on the Pay Day for Transaction Deposit.
Allocation of Consideration, Transaction Deposit or balance of Transaction Deposit among the Transferors shall not concern the Transferees. Once the Transferees have made aforesaid payments, they shall be regarded as having completely performed the obligation of paying consideration to the Transferors.
3 REPRESENTATIONS AND WARRANTIES
3.1 Transferors’ Representations and Warranties
The Transferors hereby make irrevocable representations and warranties to the Transferees as specified in Appendix 1 of this Agreement. The representations made by the Transferors are true, accurate and complete as of the date of this Agreement and the relevant Closing Date (unless it is expressly provided that a specific representation or warranty is only related to a specific date). The Transferors acknowledge that that Transferees agree to acquire the Shareholder’s Equity in the Company from the Transferors based on such representations and warranties made by them.
3.2 Transferees’ Representations and Warranties
The Transferees hereby make irrevocable representations and warranties to the Transferors as specified in Appendix 2 of this Agreement. The representations and warranties made by the Transferees are true, accurate and complete as of the date of this Agreement and the relevant Closing Date (unless it is expressly provided that a specific representation or warranty is only related to a specific date). The Transferees acknowledge that that Transferors agree to transfer the Shareholder’s Equity in the Company to the Transferees based on such representations and warranties made by them.
3.3 Liabilities
If any of the representations or warranties made by the Transferors/Transferees are not true, accurate or adequate, and as a result, the Transferees/Transferors suffer direct or indirect losses, the Transferors/Transferees shall have joint compensation liability to the Transferees/Transferors for any loss, damage, expense or adverse condition (which will not occur if the relevant representation or warranty is true or accurate) in any kind suffered by the Transferees/Transferors. Such compensation shall not affect the rights and remedies enjoyed by one Party against such representation and warranty.
4 CLOSING CONDITIONS AND UNDERTAKINGS
4.1 CLOSING CONDITIONS
The Parties agree that Transferees’ payment of Consideration shall be subject to the satisfaction of the following Closing Conditions (if a Closing Condition is waived by the Transferees in writing, such Closing Condition shall be deemed as having been satisfied):
(1)	Completion of Restructuring Prior to Closing
All the restructuring matters as set forth in Appendix 5 of this Agreement have been completed to the satisfactory of the Transferees.
(2)	Representations and Warranties
All the representations and warranties made by the Transferors are true, accurate and complete in all material aspects as of the Closing Date (if, a specific representation or warranty is only made with respect to a specific date, then such representation or warranty should be true, accurate and complete as of such specific date).
(3)	Due Diligence
The Transferees has completed the financial and legal due diligence investigation on the Company and the Training Centre to their satisfaction.
(4)	Internal Approval
The Company and the Training Centre have went through all necessary internal procedures for the transaction contemplated hereunder, including without being limited to the shareholders’ resolution and board resolution approving the transaction under this Agreement.
(5)	Joint Authorization
The Parties jointly authorize the Company and the Training Centre to deal with relevant matters in connection with the transaction contemplated hereunder, including engagement of agencies (if necessary), application for government approval (if required) and change of industrial and commercial registration, etc.
(6)	Termination of Preceding Contract
The Company and the Training Centre should have disclosed to the Transferees all the contracts, agreements, covenants and cooperation in any form, whether business or non-business, between them and any other Entities (collectively the “Former Contracts”, including without being limited to trademark license agreements and the cooperation agreement between the Company and Shenzhen Zhengdun Investment Co., Ltd.). The Company and the Training Centre should have terminated the performance of aforesaid Former Contracts with the third parties, except the performance of a Former Contract has been approved by the Transferees in writing. On the Closing Date, the Transferors should provide the Transferees with relevant agreements regarding termination of Former Contracts.
(7)	Termination of Business Cooperation
The Company and the Training Centre should have disclosed to the Transferees any of its cooperation with any other Entities in business. Unless otherwise agreed by the Transferees in writing, the Company should have terminated the cooperation with all Entities including the Transferors, Chongqing Newland, Stock Market Analysis and their Related Parties in business (whether there is a contract or not, including without limitation, ceasing to publish the “Newland 30 Index”, or to make advertisement for Newland 2008 Securities Investment Manual, or to use the trademarks bearing the word or logo of “Newland” on the magazine of Stock Market Analysis, www.newrd.cn or www.oxnet.cn.) Upon the Closing, the Transferors should deliver to the Transferees the confirmation letter in the form of Appendix 6 hereof regarding termination of cooperation agreements with the aforesaid three parties and termination of business cooperation with other parties other than the aforesaid three parties.
(8)	No Trademark License
As of the Closing Date, the Company’s Registered Trademarks have not been licensed to third parties and are free from bad record and defects in trademark registration and term extension.
(9)	Valid Securities Consultancy License
As of the Closing Date, the Company legally owns and holds the Securities Consultancy License, which is free from bad record.
(10)	Valid Non-Enterprise Registration Certificate
As of the Closing Date, the Company legally owns and holds the Non-Enterprise Registration Certificate, which is free from bad record.
(11)	Valid License for Privately-Run School
As of the Closing Date, the Company legally owns the License for Privately School, which is free from bad record.
(12)	Completion of Registration
     (a) Change of Shareholders with CSRC
The Transferors should have cooperated with and assisted the Transferees in completing the procedures for change of shareholders of the Company with Shenzhen CSRC.
     (b) Change of AIC Registration
The Transferors should have cooperated with and assisted the Transferees in completing the procedures for change of shareholders of the Company and the Training Centre with Shenzhen AIC.
     (c) Change of Website and Domain Name
The Transferors should have cooperated with and assisted the Transferees in completing the procedures for change of website and domain name of the Company and the Training Centre on the License for Telecommunication and Message Service with the telecommunication administration authority.
     (d) Change of Legal Representative of Training Centre
The Transferors should have cooperated with and assisted the Transferees in completing the procedures for change of legal representative of the Training Centre with the department of civil affair.
(13)	Confirmation Letter

Upon the Closing, the Transferors should deliver a confirmation letter to the satisfaction of the Transferees, confirming that the conditions as listed in Article 4.1 (7) (8) (10) (11) (14) (15) (16) and (17) have been satisfied.
(14)	Refund of RMB 600,000 Profit
In 2007, the Company adjusted the surplus reserve of RMB 600,000 (including the statutory surplus reserve in an amount of RMB 290,000 and the optional surplus reserve in an amount of RMB 300,000) to the item of undistributed profit and distributed it as profit. As of the Closing, the Transferors should have refunded such distributed RMB 600,000 to the surplus reserve.
(15)	No Material Adverse Change
As of the Closing Date, there is no material adverse change which would affect the performance of this Agreement.
(16)	No Material Decision
As of the Closing Date, there is no court judgment, administrative decision or provisions in the Law that: (a) would prohibit or restrict any transaction contemplated hereunder; (b) would prohibit or restrict the consummation of any transaction contemplated hereunder; (c) provides that the consummation of transaction contemplated hereunder would cause the Company and/or the Transferors and/or the Transferees to be imposed on material penalties or legal liabilities; or (iv) would restrict the Company’s operation which constitutes a material adverse change.
(17)	No Lawsuit
As of the Closing Date, there exists no decision made against the Company and/or the Transferors in any litigation, arbitration or administrative proceeding that would (a) have a material adverse effect on the performance of obligations under this Agreement or other Transaction Documents; or (b) have a material adverse effect on the transaction contemplated hereunder.
4.2 Undertakings
The Parties agree that, the payment of Transaction Deposit (RMB 800,000) by the Transferees shall be based on the condition that all the following undertakings have been fulfilled as of the first anniversary of the Closing Date (if an undertaking is waived by the Transferees in writing, such undertaking shall be deemed as being fulfilled):
(1)	The Company has not been required to make up any arrear of payable tax
As indicated in the Company’s audit report of 2006, there is a difference of RMB 215,715.93 between the payable tax amount and the record, resulting from the auditor’s adjustment on the accounts. The Company has not processed the accounts. The tax authority has not recovered the arrear of payable tax of the Company for aforesaid reason or any other reason.
(2)	The Company has not been required to make up any contribution to social security funds
The labor and social security bureau has not required the Company to make up its arrear of contributions to social security funds (including but not limited to pension fund, medical insurance, unemployment insurance, childbirth insurance and industrial injury insurance).
5 POST-CLOSING WARRANTIES AND UNDERTAKINGS
5.1 Post-Closing Warranties
(1)	Without written consent of the Transferees, the Transferors and its Affiliated Parties and Related Persons should not separately or collectively use any two of the three Chinese characters (including without being limited to their homophones and counterparts in traditional Chinese) in their future business (including without being limited to operation of Stock Market Analysis, the magazine of Stock Market Analysis and the websites of www.newrd.cn and www.oxnet.cn) as name or logo. In particular, they cannot use such Chinese characters in their trade name, trademark, patent, name of product, title of publication, name of project, name of website and other propaganda method identifying the owner, or making the public believe such business has any substantial relationship with the Company’s name “Newland” in any other way.
(2)	The Transferors agree to assist the Training Center to pass the annual inspection for the Non-Enterprise Registration Certificate and the License for Privately School for the year of 2008 after the Closing Date.

(3)	The Securities Consultant License should have passed the annual inspection for the year of 2007 conducted by China Securities Regulatory Commission.

(4)	The Non-Enterprise Registration Certificate/License for Privately School should have passed the annual inspection for the year of 2008 conducted by the Education Bureau/Civil Affair Bureau.
5.2 Undertakings
(1)	The Transferors shall undertake all liabilities for the damages/losses suffered by the Transferees or their Related Parties due to the breach of the above listed warranties by the Transferors or their Related Parties.

(2)	Unless otherwise agreed by the Parties, the Transferors shall undertake and indemnify the Company from and against all liabilities and responsibilities with respect to the Company, its shares and assets (including civil or administrative debts such as tax) accrued prior to the Closing Date, or caused by facts or circumstances occurring prior to the Closing Date, or caused by untrue, inaccurate and incomplete representations and warranties.

(3)	Even though the Transaction Deposit has been paid, if the Company or its shares and assets suffer losses due to any of the undertakings prescribed under above Article 4.2 after the Pay Day of Transaction Deposit, the Transferees shall have right to request the Transferors to compensate the Company or the themselves for their actual losses.
6 CONFIDENTIALITY AND EXCLUSIVITY
6.1 Confidentiality
The Parties shall keep strict confidential of the transaction contemplated hereunder, the Transaction Documents and any other private information (“Confidential Information’) in connection with a party’s business and matters that other parties obtained during the process of doing the transaction contemplated hereunder. The parties should not use the Confidential Information for purposes other than the performance of this Agreement, and are prohibited from disclosing the Confidential Information to any third party. Notwithstanding the foregoing, for the purpose of this Agreement, the parties may disclose such Confidential Information to its employees, directors, managerial officers, consultants, agents or other relevant persons and/or entities, provided they have taken all reasonable measures to ensure that the persons and/or entities receiving such Confidential Information are aware of its confidentiality and bound by this Section 6.1.
The confidentiality obligation provided in the preceding paragraph shall not apply to the following information:
(1)	The confidential information that should be reported and disclosed pursuant to Law, listing regulations or the provisions of other judicial or administrative authorities;

(2)	The confidential information that is disclosed to a third entity/party with the written consents of all parties. No news and public announcement with respect to the transaction contemplated hereunder shall be published without prior written consents of all parties, unless such public announcements are made pursuant to applicable law or government requirements.

(3)	The information that has already been in the public domain at the time it is disclosed (unless it entered the public domain due to any breach of the confidentiality obligations hereunder);

(4)	The information that has become known to the receiving party through other legal channel other than the disclosing party;

(5)	The information that is independently developed by the receiving party;

(6)	The information that the receiving party obtained from a third party who does not have the confidentiality obligation hereunder; and

(7)	The information that the receiving party is permitted by the disclosing party to disclose.
6.2 Exclusivity
From execution of this Agreement till (a) the Closing Date or (b) the date when this Agreement is terminated prior to the Closing Date, without the prior written consent of the Transferees, the Transferors should not conduct negotiations or execute any letter of intent, agreement, contract, memorandum or other legal documents with respect to the transfer of shares and major assets of the Company and the Training Centre, except for the restructuring matters provided in Appendix 5 that the Transferors shall proceed for the performance of this Agreement.
7 BREACH OF AGREEMENT
7.1 General Provisions
After this Agreement has been executed, a party shall be deemed to be in default if it fails to fulfill its obligations hereunder pursuant to the provisions of this Agreement or breaches any of its representations, warranties or undertakings hereunder. The party in default should compensate other parties for their direct losses caused by such breach. Notwithstanding the foregoing, no party shall be liable for any indirect losses of other parties caused by its breach of this Agreement.
7.2 Penalties for Transferors
If due to any reason attributable to the Transferors or attributable to the activities of the Company and its shareholders and the Training Centre prior to the Closing, any person claims for liability and compensation against the Transferees and their Related Party, the employees, directors, managements, counsels and/or agents of the Transferees and their Related Party (collectively the “Indemnified Party”), the Transferors commit to assume joint liability for indemnifying the Indemnified Parties from any compensation, loss and expenses. The term of such Transferors’ joint liability shall be effective for three (3) years from the Closing Date.
8 TERMINATION OF AGREEMENT
8.1 Termination of Agreement
(1)	Except under the circumstances provided in Article 8.1(2) hereof, after the execution of this Agreement, no Party shall terminate this Agreement unilaterally without unanimous written consent of all Parties.

(2)	The Agreement can be early terminated under the following circumstances:
(a)	During the period between the execution of this Agreement and the Closing Date, if there is any change or amendment to the applicable law and regulations, and as a result of this, the content of this Agreement shall not comply with the applicable law and regulations, and the parties fail to reach an agreement with respect to revising this Agreement to make it in compliance with the new law and regulations, the Transferees shall be entitled to terminate this Agreement unilaterally. The Transferors should return the Deposit to the Transferees within five (5) days after the receipt of termination notice from the Transferees.

(b)	During the period between the execution of this Agreement and the Closing Date, if any event of Force Majeure occurs and as a result of this, this Agreement cannot be enforced, or the Closing Conditions provided in Article 4 hereof cannot be fully satisfied within one (1) month after the execution of this Agreement due to occurrence of an Force Majeure event, the

Transferees shall be entitled to terminate this Agreement unilaterally. The Transferors should return the Deposit to the Transferees within five (5) days after receipt of termination notice from the Transferees.
(c)	If, due to the reasons attributable to the Transferees (except for Force Majeure events provided in Article 10 hereof), the Transferors cannot fully satisfy the Closing Conditions within one (1) month after the execution of this Agreement (or an earlier date agreed by the Parties), the Transferors shall be entitled to terminate this Agreement unilaterally without returning the Deposit to the Transferees. If, due to the reason attributable to Transferors themselves (except for Force Majeure events provided in Article 10 hereof), the Transferors cannot fully satisfy the Closing Conditions within one (1) month after the execution of this Agreement (or an earlier date agreed by the Parties), the Transferees shall be entitled to terminate this Agreement unilaterally. The Transferors shall return double of the Deposit to the Transferees within five (5) days upon receipt of termination notice from the Transferees.

(d)	If, before the Closing Date, the Transferors breach their representations, warranties or undertakings and such breach has Material Adverse Effect, the Transferees shall be entitled to terminate this Agreement unilaterally. Transferors shall return double of the Deposit to the Transferees within five (5) days upon receipt of termination notice from the Transferees.
8.2 Legal Effect of Termination
(1)	Once this Agreement is terminated, all Transaction Documents executed in accordance with this Agreement shall be terminated simultaneously.

(2)	If this Agreement is terminated due to the breach of one party, such party shall compensate the other non-breaching parties for all their direct losses in connection with the performance of this Agreement in good faith.
9 GOVERNING LAW AND DISPUTE RESOLUTION
9.1 Governing Law
The execution, performance and interpretation of this Agreement shall be governed by the existing law and regulations of the People’s Republic of China.
9.2 Dispute Resolution
(1)	Any dispute or claim arising from or in connection with the interpretation, breach, termination and effectiveness of this Agreement shall be settled through friendly negotiation between the Parties first. When a dispute arises, one party shall initiate negotiation immediately with the other parties upon receipt of the written request for negotiation from such other parties. If the dispute cannot be settled within thirty (30) days through negotiation, any party can submit the dispute to Beijing Arbitration Committee for arbitration.

(2)	The dispute shall be submitted to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration tribunal shall consist of three (3) arbitrators. The Transferors and the Transferees shall each appoint one (1) arbitrator within thirty (30) days after submitting/receiving the arbitration request. The Parties may choose arbitrators freely, without being limited by the list of suggested arbitrators. The third arbitrator shall be designated by the Chairman of the arbitration commission. In the event a party fails to appoint an arbitrator who accepts the appointment within thirty (30) days after the first arbitrator has been appointed, the Chairman of the arbitration commission shall designate one for such party.

(3)	Subject to the confidentiality clause hereunder, the Parties shall cooperate with each other with respect to discovery and provide all information and documents required by the other party in connection with the arbitration procedure.

(4)	The arbitration award shall be final and binding on all parties. Each party may apply to competent court for enforcement of such arbitration award.

10 FORCE MAJEURE
10.1 Event of Force Majeure
“Force Majeure” shall mean any event that is unforeseeable, unavoidable and out of the control of a party, including without being limited to the followings:
(1)	war, blockage, embargo or government sanction that directly affects the transaction contemplated hereunder;

(2)	civil disturbance that directly affects the transaction contemplated hereunder;

(3)	flood, hurricane, earthquake, explosion or other natural disasters that directly affect the transaction contemplated hereunder; and

(4)	other Force Majeure events that all parties agree will directly affect the transaction contemplated hereunder, including without being limited to the decision of Government Authority with respect to the approval or registration of the transaction contemplated hereunder.
10.2 Consequence of Force Majeure
A Party shall not be deemed to be in breach of this Agreement if it fails to perform any or all part of its obligations hereunder due to the occurrence of a Force Majeure event, however, it should take all necessary remedy measures to reduce the losses caused by such Force Majeure event, if possible.
10.3 Notice of Force Majeure
The Party affected by an Force Majeure event should notify the other Parties in writing of the occurrence of such Force Majeure event as soon as possible, and submit a report to the other Parties specifying the obligations entirely or partially affected by such event and the proposed extension for performance period within fifteen (15) days after the occurrence of such event.
11 NOTICE
If any notice with respect to a Party’s rights and obligations hereunder is delivered by email or fax, the original hardcopy of such notice should be delivered by post at the same time to the following addresses of the Parties.
To the Transferors:
Addressee: SHENZHEN GUOXUAN CAPITAL HOLDING CO., LTD.
Address: 16/F of Tower B, The Pavilion, No. 4002 Huaqiang North Road, Futian, Shenzhen,
Guangdong, PRC
Post Code: 518028
Telephone: 0755-82075113
Fax: 0755-82075139
To the Transferees:
Addressee: LINGHAI MA
Address: Mailbox 10#, 10/F of Block 4, Saige Technology Park, Huaqiang North Road, Futian,
Shenzhen, Guangdong, PRC
Post Code: 518028
Telephone: 0755-88394688
Fax: 0755-88394600

12 MISCELLANEOUS PROVIONS
12.1 Taxes and Fees
(1)	The Parties shall undertake their respective expenses for the transaction contemplated hereunder, including the expenses for drafting, executing, delivering and performing this Agreement and relevant attorney fee, accounting fee, auditing fee and other expenses. The notary expenses for this Agreement shall be jointly undertaken by the Transferors and the Transferees.

(2)	The Parties shall undertake their own part of taxes accrued for the transaction contemplated hereunder in accordance with Law.
12.2 Entire Agreement
(1)	This Agreement and appendixes hereof shall constitute the entire agreement between the Parties with respect to the subject of this Agreement, and shall supersede all oral or written letters of intent, agreements, contracts, memorandums and correspondences the Parties have made with respect to the subject of this Agreement.

(2)	The Parties may enter into a separate share transfer agreement in a simple form for the purpose of registration with the administration of industry and commerce. The Parties agree that even though the Parties have signed the share transfer agreement in simple form, their rights and obligations with respect to the share transfer shall still be subject to this Agreement. No party can resist the performance of this Agreement or try to make this Agreement void based on the provisions of the share transfer agreement in simple form.
12.3 Amendment, Revision and Abandonment
Subject to applicable Law, any amendment to or revision of this Agreement should be approved by the Parties in writing. Waiver of any provision hereof should not be deemed to be waiver of other provisions of this Agreement.
12.4 Effectiveness
This Agreement will take effect after being signed by the Parties, their legal representatives or authorized representatives.
12.5 Counterpart
This Agreement shall be executed in seven (7) counterparts with the same legal effect. Each Party shall hold one (1), and the rest will be kept by the Company.
[Signature Page Follows]

[Signature Page of the Agreement]
IN WITNESS THEREOF, the Parties hereby sign on this Agreement as of the date first written above.

PARTY A: LINGHAI MA
Signature:

PARTY B: LIN YANG
Signature:

PARTY C: SHENZHEN GUOXUAN CAPITAL HOLDING CO., LTD. (seal)
Signature:
(Legal/Authorized Representative)

PARTY D: THE TRADE UNION OF SHENZHEN NEWLAND SECURITIES INVESTMENT ADVISORY CO., LTD (seal)
Signature:
(Legal/Authorized Representative)

PARTY E: ZHAOWEN LI
Signature:

PARTY F: SHIQIN WANG
Signature:

APPENDIX 1 TRANSFERORS’ REPRESENTATIONS AND WARRANTIES
Unless expressly specified or indicated in the context otherwise, any representation and warranty with respect to the Company in this Appendix, in all applicable circumstances, shall also apply to the Training Centre, the Subsidiaries of the Company and the Training Centre, and any company and assets which are not owned by the Company as of the date of this Agreement, but will be owned by the Company after the restructuring or prior to the Closing Date (including but not limited to the Training Centre).
1. Company Matters
1.1.	Duly established, good standing and qualification
The Company is a limited liability company/non-enterprise entity duly established and validly existing under the PRC law, and with full qualification for its business and operation. It has all rights to own and operate its assets and current business.
1.2.	Articles of Association
The Company shall deliver to the Transferees a true and complete copy of its Articles of Association, and shall comply with all legal and procedural requirements and other formalities in relation to the articles and association, and the provisions of the articles of association in all substantial prospects.
1.3.	Capital of the Company
As of the date of the Agreement and the Closing Date, the descriptions on the shareholding structure, capital and ownership status of the Company as indicated in Appendix 3 hereof are true, accurate and complete.
1.4.	Capital Contribution
Unless otherwise disclosed in this Agreement or the Disclosure Schedule, no Entity has obtained (i) any share of the Company; or (ii) any option, guarantee, first refusal, right of preemption or similar right, through acquisition or other means. There is no commitment, contract, agreement, arrangement or understanding with respect to the offering of shares, stocks, valuable securities or other securities of the Company. Unless otherwise disclosed in this Agreement or the Disclosure Schedule, the Transferors have paid the Consideration for the Company’s shares. The registered capital of the Company has been fully paid in and in line with all registration and qualification requirements applicable to securities and the Company.
1.5.	Deficiency in Capital Contribution and Substitute Holder
The Company and its Subsidiaries do not have any false capital contribution or unlawful withdrawal of capital contribution; there is no substitute holder, trust or escrow existing on the shares of the Company.
1.6.	Certificates and Licenses
The Company has obtained relevant certificates and licenses for its operation, including without limitation the following:
1.6.1.	Business License (original & duplicate);

1.6.2.	Organization Code Certificate (original & duplicate);

1.6.3.	Tax Registration Certificate (original & duplicate);

1.6.4.	License for Value-added Telecommunication Business (No.: Yue B2-20080197);

1.6.5.	License for Telecommunication and Message Service;

1.6.6.	Securities Consultancy License (No.: zx0078) (Newland);

1.6.7.	Non-Enterprise Registration Certificate (Minzhengzi No.010168) (Training Centre);

1.6.8.	Trademark License (No.:947892 and No.:951808)(Newland);

1.6.9.	License for Private School (Jiaomin No.4403007000073) (Training Centre);
The above listed licenses and certificates are issued by competent governmental authorities, and are true, lawful and complete.

1.7.	Free of Obstacles to Transfer
As of the Closing Date, the Company has not received any written notice from Government Authority saying that any of its licenses/certificates is threatened to be revoked. There is no obstacle to transfer the Shareholder’s Equity in the Company.
2. Transfer of Share
2.1.	The Transferors legally hold 100% of the shares of the Company, which are free of defects, pledge or guarantee, ownership dispute, encumbrance, restriction on the share transfer contemplated herein. Unless otherwise disclosed in the Disclosure Schedule, at the Closing Date, there should not be any Privilege on the Company’s shares transferred to the Transferees.

2.2.	Newland legally holds 100% of the shares of the Training Centre, which are free of defects, pledge or guarantee, ownership dispute, encumbrance, restriction on the share transfer contemplated herein. Unless otherwise disclosed in the Disclosure Schedule, at the Closing Date, there should not be any Privilege on the Training Centre’s shares held by Newland.
3. Authorization
3.1.	Authorization
The Transferors shall have the full power and capacity to execute, deliver and perform this Agreement and other Transaction Documents to which they are parties. The Company has taken or will take all actions before the Closing Date to obtain the approval to the execution, delivery and performance of this Agreement and other Transaction Documents
3.2.	Enforcement
After being executed, the Agreement and other Transaction Documents shall be legally binding and enforceable on the Transferors.
3.3.	Approval
Unless otherwise disclosed in the Disclosure Schedule, the Transferors’ execution, delivery and performance of this Agreement and other Transaction Documents or the consummation of the transaction contemplated in the Agreement and other Transaction Documents on the date of this Agreement shall not be subject to any consent, approval, order or authorization of the Governmental Authority or any other responsible department, or any registration, qualification verification, designation, report or filing for record with the foregoing responsible department.
3.4.	No Default
The Transferors’ execution, delivery and performance of this Agreement and other Transaction Documents have not:
3.4.1.	violated any of their articles of association and other constitutional documents;

3.4.2.	caused their violation of any obligation under the agreement to which they are parties, or by which their properties or assets are bound, or which accelerates the performance of obligations;

3.4.3.	violated any applicable law, order, decree, injunction or judgment made by judicial or governmental authority.
3.5.	No Commission Fee
Except as disclosed in the Disclosure Schedule, no person has the right to charge the Transferors or the Company any commission fee, agency fee or handling fee with respect to this Agreement, any Transaction Documents or provisions thereof.

4. Compliance with Law
4.1.	Compliance with Law
The Company has been conducting its business and operations, in all material aspects, in full compliance with all applicable law and regulations. Neither the Company nor its directors, management staff and Senior Management have conducted any infringement or violation against the law. With respect to the agreements to which the Company is a party or by which the Company is bound, both the obligations under such agreements and the operation scheme of such agreements are in compliance with law.
4.2.	Approval, License and Permit
Unless otherwise disclosed in the Disclosure Schedule, the Company has obtained all necessary permits, approvals, authorizations, certificates or licenses for carrying out its operation. The Company has not violated or failed to perform any obligation prescribed by the foregoing permits, approvals, authorizations, certificates or licenses. All the foregoing permits, approvals, authorizations, certificates and licenses shall continue to be effective, without being affected by the transaction contemplated herein.
4.3.	Governmental Authority
Except as disclosed in the Disclosure Schedule, to the knowledge of the Company, none of the following actions by any Government Authority or person have occurred:
4.3.1.	Initiated any litigation or investigation proceedings, which restrict, prohibit or otherwise encumber the acquirement of shares by the Transferees or any transaction activities proposed by the Transaction Documents; or

4.3.2.	Proposed or enacted any law and regulations that may prohibit or restrict the current business activities of the Company substantially. Based on reasonable judgment of the Transferors and the Company, the information required by any Governmental Authority in connection with the transaction contemplated under this Agreement is normal and not beyond ordinary scope.
5. Assets
5.1.	Ownership of Assets
Except as disclosed in the Disclosure Schedule, the assets listed in the financial statements and the assets purchased by the Company since the Accounting Date (as defined below) belong to the Company and without being subject to the Privileges, and all such assets are under the possession or control of the Company. The Company owns all the assets needed by its current business activities. The Company has provided all true and complete lease contracts with respect to substantial assets and real properties leased by the Company. The Company shall have complied with all provisions thereof.
5.2.	Real Property Lease Document
All the lease documents and amendments and appendixes thereof provided by the Company are true and reliable, and have been registered with relevant real estate authority.
6. Contract and Transaction
6.1.	Material Contracts
Any contract to which the Company is a party or by which the Company is bound shall be deemed as “Material Contract” if (i) it is signed not in the ordinary course of business; (ii) the total payable or receivable amount under it is above RMB100,000; (iii) it is the Company or its shareholders’ arrangement or agreement with the purpose to regulate, control or otherwise affect the voting right, stock right or share equity interest; or (iv) to the reasonable judgment by the Company, it has any other material impact on the Company. The Company has provided the Transferees with all true and complete copies of the Material Contracts. The Company and other concerned parties have not (to the knowledge of the Company) failed to perform, comply with or fulfill (or constitute failure in performance and compliance after being notified or as the passing of time) the Material Contracts. No party to such Material Contracts has expressed any intention to terminate, cancel or breach the Material Contracts before their expiration. The Company or any other Party, to the Company’s acknowledge, has duly authorized, executed and delivered all Material

Contracts to which it is a party, and every Material Contract shall be binding on the Company or such Party and can be enforced against the Company and any other Party in accordance with the provisions thereof, provided that such enforcement shall be subject to law and regulations: (i) with respect to bankruptcy, insolvency, restructuring, delay in payment or similar which commonly affect and are applicable to creditor’s right; and (ii) with respect to specific performance or injunction remedies.
6.2.	Performance
The Company reasonably expects that with respect to the Material Contracts to which the Company is a party or which bind the Company, there is no obligation thereunder that cannot be performed pursuant to their provisions (excluding the provisions that may cause Material Adverse Effect), except for those disclosed in the Disclosure Schedule.
6.3.	Related Transaction
Except for those disclosed in the Disclosure Schedule, there is no contractual obligation, understanding or transaction between the Company and any of its Related Party or Related Person, including provision of loan, guarantee or interests.
6.4.	Authorization for Execution
Except for the authorization to its employees to sign the day-to-day contracts for performing their duties, the Company has not provided any person with any power of attorney or other expressed, implied or nominal authorization which permits such person to sign contract or promises such person to conduct any act on behalf of the Company.
7. Financial Matters
7.1.	Financial Statements
Prior to the Closing Date, the Company shall have delivered the financial statements for the year of 2007 and the first seven months of 2008 (the cut-off date of the latest financial statements shall be the “Accounting Date”) to the Transferees. Each of the financial statements shall be prepared in accordance with the PRC GAAP, and shall completely, correctly and fairly present the financial conditions, results of operation and turnover of funds of the Company for the periods and as of the dates indicated thereon.
7.2.	Special Financial Arrangement
Unless otherwise provided in the footnote of the financial statements, the Company has not made any financing arrangement which is not required to be presented on the financial statements or any arrangement out of “balance sheet”.
7.3.	No Accelerated Loan
Except as disclosed in the Disclosure Schedule, prior to the expiration date of Liability in due course or any stipulated expiration date, the Company does not have any due and payable Liability or any Liability to be due and payable or probably to be alleged due and payable. The Company does not receive any request or notice which requires it to repay any Liability prior to expiration date in due course or any stipulated expiration date. To the Company’s acknowledge, there is no existence of event or circumstance entitling any person to early repayment of Liability prior to its expiration date in due course or stipulated expiration date, or that may terminate, cancel or prevent the Company from receiving payment or otherwise exercise its rights in accordance with the agreement related to such Liability (including but not limited to the transaction contemplated hereunder).
7.4.	Complete Financial Invoices and Vouchers
The Company shall undertake that all its financial invoices and vouchers are true and complete.
8. Tax
8.1.	The Company has reported and paid all taxes in accordance with law and regulations. There is no underpayment or default of payment and the Company has never been penalized by tax authority.
9. Operation

9.1.	Activities since the Accounting Date
Except as disclosed in the Disclosure Schedule and actions for the purpose of restructuring as described in Appendix 5 hereof, there has not occurred any of the following events since the Accounting Date:
9.1.1.	Interruption or change in the nature, scope or pattern of the business which the Company legally operates in ordinary course, as a result of which the Company cannot maintain its continent operation;

9.1.2.	Any material change in the customer relationship, assets or liabilities of the Company disclosed in the financial statements;

9.1.3.	The Company fails to pay any amount to its creditors in normal business activities;

9.1.4.	The Company fails to repay any fund partially or entirely (not including the debts to bank);

9.1.5.	Except for ordinary business activities and the transaction contemplated hereunder, the Company purchases, sells, transfers or allocates its assets;

9.1.6.	capital expenditure item or capital commitment in excess of RMB1,000,000;

9.1.7.	in order to increase the annual salary of its board members or Senior Management, the Company pays them an amount or interest by means of salary, bonus, incentive fund or similar in excess of the amount the Company paid them or distributed to them as of the Accounting Date;

9.1.8.	The Company enters into or signs any new service agreement with an annual service fee in excess of RMB 100,000, or makes any amendment to the service provisions applicable to any management or Senior Management prior to the Closing Date without imposing any contractual obligation on them;

9.1.9.	Any transaction or event that will (independently or collectively) increase the Company’s (potential) tax liability, excluding income tax, sales tax or business tax accrued from actual income, profits or sale revenue of the Company in ordinary business transaction;

9.1.10.	Any damage, destruction or loss that may have Material Adverse Effect on the assets, condition or the current or potential business of the Company and such damage, destruction or loss is not covered by insurance;

9.1.11.	The Company gives up any valuable right, or entirely or partially gives up any material credit right;

9.1.12.	Any substantial change or amendment to any Material Contract by which the Company is bound;

9.1.13.	The Company announces or pays any dividend or make other allocation; or

9.1.14.	The Company enters into any agreement or covenant related to any of the preceding items under this Article 9.1.
9.2.	Insurance
The Disclosure Schedule shall disclose all important insurance policies hold by or issued to the Company and the respective effective dates and insured amounts. All the insurance policies are legal, enforceable and in full effect. Such insurance policies shall not be affected, terminated or forfeited due to the transaction contemplated by this Agreement and other Transaction Documents.
10. Claims and Legal Proceeding
10.1.	No Litigation
Except as disclosed in the Disclosure Schedule, neither the Company nor its Senior Management or board members have been involved in any lawsuit. To the knowledge of the Company and the Transferors, there is no pending lawsuit against the Company or any of its Senior Management or board members.

10.2.	Solvency
There exists no order or resolution that requires dissolution or liquidation of the Company.
11. Labor and Employment
11.1.	Employee Benefit Plan
The Company has made full contribution to the social insurance fund and provident fund for all its employees in accordance with law. Except the aforesaid social insurances and as disclosed in the Disclosure Schedule, the Company has not maintained or made contribution to or had obligations under any other employee benefit plan.
11.2.	Labor Relationship
The Company has entered into labor contract, confidentiality agreement and non-competition agreement with each of its employees in accordance with law, except that the Company will terminate the labor contracts, confidentiality agreements and non-competition agreements with some employees in order to meet the reorganization requirements as described in Appendix 5 hereof. All labor contracts, confidentiality agreements and non-competition agreements comply with law and have been duly performed by the parties. There is no dispute, arbitration, or litigation in connection with such labor contracts, confidentiality agreements and non-competition agreements. Except as disclosed in the Disclosure Schedule, to acknowledge of the Company and the Transferors, the Senior Management of the Company have spent all or most of their working time on the business of the Company.
12. Intellectual Property
12.1.	Self-Owned Intellectual Property
The Disclosure Schedule lists all Intellectual Properties owned by the Company and all filing, registration and application documents thereof. The Company is the owner or use right holder of all Intellectual Properties. Except otherwise provided in the Disclosure Schedule, none of the Intellectual Properties listed in the Disclosure Schedule is subject to any pending or potential judgment, injunction, order, award, decree or other demand of any nature, and there exists no pending or potential litigation, lawsuit, proceeding, hearing, investigation, charge, complaint, claim or request that, to the Company’s knowledge, may affect the legality or enforceability of the Intellectual Properties or the Company’s ownership or use right to the Intellectual Properties.
12.2.	Licensed Intellectual Property
The Disclosure Schedule lists all Intellectual Property license, sublicense or distribution agreements in which the Company is the licensor, licensee or distributor. The Company has substantially and appropriately performed all its obligations under these agreements. Except those listed in the Disclosed Schedule, there exists no other license with respect to the Intellectual Properties listed in the Disclosure Schedule.
12.3.	Infringement
Except as disclosed in Disclosure Schedule, the Intellectual Properties used, developed, sold, licensed or otherwise applied by the Company, or to the Company’s knowledge, the Intellectual Property provided, sold or licensed by any person to the Company do not infringe any intellectual property owned by third parties. Except as disclosed in Disclosure Schedule, to the Company’s knowledge, there is no infringement on any Intellectual Property of the Company by others. None of the former or current employees of the Company has made any claim against the Company, alleging the Company has used the intellectual properties owned by him/her. To the knowledge of the Company and the Transferors, the Company’s employees severed as department manager or at above levels have never violated the provisions under patent/invention disclosure agreement, or any provision under labor contract or any other contract with respect to patent/invention disclosure.
12.4.	IP-Related Dispute

Except as disclosed in Disclosure Schedule, to the knowledge of the Company, there is no pending or potential litigation or dispute against the Company with respect to its use, sale or license of any Intellectual Property.
12.5.	Restrictions on Use of Intellectual Property
The Company does not need to use any intellectual property owned by its board members, senior staff, and counsels (or persons that the Company intends to hire) in its business activities. Except as disclosed in the Disclosure Schedule, to the Company’s knowledge, there is no other developer, inventor or other contributor was using the Intellectual Properties with the permit of Government Authority when the Company applied for or used the Intellectual Properties. The Intellectual Properties are not subject to any labor contract, invention transfer agreement, non-publication agreement or other contractual obligations signed by any person that may have adverse impact on the Company’s Intellectual Properties.
13. Disclosure
     13.1. The representations, warranties and undertakings (oral or written) made by any of the Transferors herein with respect to this Agreement, any Transaction Document or the transaction contemplated thereof, or in any attachment, appendix, announcement or certification delivered to the Transferees in accordance with this Agreement or any Transaction Document do not contain any false information about substantial facts. There is no omission about any substantial fact in such representations. Such representations are not misleading based on the specific conditions when they are made.

APPENDIX 2 TRANSFEREES’ REPRESENTATIONS AND WARRANTIES
The terms in this Appendix 2 shall have the same meaning as used in the Agreement, unless otherwise specified in the Agreement.
1.	The Transferees warrant that they have full capacity and power to execute this Agreement and other Transaction Documents;

2.	The Transferees warrant that the execution, delivery and performance of this Agreement and other Transaction Documents do not violate any of their obligations under applicable law, government order, decree, judgment and provisions.

3.	The Transferees have the power to execute and deliver this Agreement and other Transaction Documents to which they are parties and to perform all obligations thereunder. After this Agreement and other Transaction Documents have been executed, they shall be lawful, effective and binding on the Transferees, and shall be enforceable against the Transferees, unless such enforcement is subject to all applicable law and regulations with respect to insolvency, delay in payment that commonly affect the creditor’s right or similar.

4.	Except for those disclosed to the Transferors in writing, the Transferees are not charged any commission fee for brokerage or agent or other similar expenses and fees based on any agreement, arrangement or understanding entered into by the Transferees or any of Transferees’ activities.

APPENDIX 3 DETAILED INFORMATION OF THE COMPANY
1.	Shareholding Structure Prior to Closing
1.1	Shenzhen Newland Securities Investment Advisory Co., Ltd.
i.	Registered Address: Room 1603, 16/F, B Block, Changxing Mansion, Huaqiang North Road, Futian, Shenzhen, Guangdong, PRC

ii.	Date of Establishment: January 16, 1992

iii.	Place of Incorporation: Shenzhen

iv.	Registered Capital: RMB 10,000,000

v.	Shareholders and their respective shareholding percentages as of the date of this Agreement

Shareholder’s Name	Shareholding Percentage
Party C	77.5%
Party D	17.5%
Party E	2.5%
Party F	2.5%
Total	100%
1.2	Shenzhen Newland Securities Investment Training Centre
i.	Registered Address: 16/F of Tower B, The Pavilion, No. 4002 Huaqiang North Road, Futian, Shenzhen, Guangdong, PRC

ii.	Type: Private non-enterprise unit (Legal person)

iii.	Place of Incorporation: Shenzhen

iv.	Shareholder, amount of its capital contributions to the registered capital and shareholding percentage as of the date of this Agreement

	Amount of Capital
Shareholder’s Name	Contribution	Shareholding Percentage
Newland	RMB 100,000	100%

1.3	Shenzhen Stock Market Trend Analysis Magazine Co., Ltd.
i.	Registered Address: Room 1608, 16/F, B Block, Changxing Mansion, Huaqiang North Road, Futian, Shenzhen, Guangdong, PRC

ii.	Date of Establishment: August 9, 2001

iii.	Place of Incorporation: Shenzhen

iv.	Registered Capital: RMB 1,000,000

v.	Shareholders, their contributions to the registered capital and shareholding percentage as of the date of this Agreement

Shareholder’s Name	Shareholding Percentage
Newland	90%
Institute	10%
Total	100%
2.	Shareholding Structure after Closing

APPENDIX 4 DISCLOSURE SCHEDULE

APPENDIX 5 RESTRUCTURING PRIOR TO CLOSING
The following restructuring/reorganization matters should be completed prior to the Closing Date:
1. Shareholding Restructuring
     1.1. Shareholding Restructuring of Stock Market Analysis
Newland shall transfer the 90% shares it currently holds in the Stock Market Analysis to an Entity other than the Training Centre, so that after such transfer, Newland will not directly or indirectly hold any share of the Stock Market Analysis. The industrial and commercial registration formalities for such share transfer should have been completed.
     1.2. Shareholding Restructuring of Chongqing Newland
Newland shall transfer the 40% shares it currently holds in Chongqing Newland to an Entity other than the Training Centre, so that after such transfer, 1) Newland will not directly or indirectly hold any share of Chongqing Newland; 2) Chongqing Newland shall not use any two of the three Chinese characters, i.e. (including without being limited to their homophones and counterparts in traditional Chinese), separately or collectively, in its company name (including without being limited to ). The industrial and commercial registration formalities for such share transfer and change of name should have been completed.
2. Asset and Liability Reorganization
     2.1. Asset and Liability Reorganization of the Company
The Company shall split off all of its assets, credits and liabilities. After the split-off, the retained cash assets on the accounts are estimated to be RMB 10,393,247.13 as of the Closing Date (the value of assets shall be based on the actual amount taken over by the Transferees) which shall be taken over by the Transferees. At the Closing, the Transferees shall pay the Transferors an amount in RMB cash equivalent to the foregoing cash assets in addition to the RMB 13,800,000 as provided by Article 2.2 of the Agreement, as part of the Consideration; such additional payment shall be paid in the same way as described in Article 2.2(2). After the reorganization, the Company shall only keep its Security Consultancy License, Trademarks, operative licenses and permits which entitle the Company to carry on its business, and the aforesaid cash assets, and shall be free from any liabilities.
     2.2. Asset and Liability Reorganization of the Training Centre
The Training Centre shall split off all assets, credits and liabilities. After the Reorganization, the Training Centre shall only keep its Non-Enterprise Registration Certificate and operative licenses and permits which enable the Training Centre to carry on its business.
3. Personnel Reorganization
The Company and the Training Centre shall have, to the Transferees’ satisfactory, terminate its labor contracts with all employees (excluding those retained employees with the Transferees’ consent). The Transferees shall be released from and the Transferors shall be liable for any past, ongoing or pending dispute between the Company and the Training Centre and their employees (including those retained employees with the Transferees’ consent), including without limitation disputes related to economic compensation, labor, social securities, housing fund, individual income tax, etc.
If any past or ongoing dispute on the (due or undue) debts between the Company and the Training Centre and their employee (including those retained employees with the Transferees’ consent) causes any liability to the Company, the Training Centre or the Transferees after the Closing Date, Party C shall undertake the liability, and Party D, Party E and Party F shall have joint liability.

APPENDIX 6 TERMINATION AGREEMENTS